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                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                 NORSTAN, INC.,

                                  VADINI, INC.

                                      AND

                               MICHAEL A. VADINI


                            AS OF SEPTEMBER 5, 1997





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


                               TABLE OF CONTENTS



ARTICLE I  SALE OF SHARES AND CLOSING                                          1
  1.01  Purchase and Sale                                                      1
  1.02  Purchase Price                                                         1
  1.03  The Closing; Payment of Purchase Price, and Founders' Compensation     2
  1.04  Earn-Out Consideration                                                 3
  1.05  Escrow Shares                                                          5
  1.06  Purchase Price Adjustment                                              5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY           6
  2.01  Incorporation and Corporate Power                                      6
  2.02  Execution, Delivery; Valid and Binding Agreements                      6
  2.03  No Breach                                                              6
  2.04  Governmental Authorities; Consents                                     7
  2.05  Ownership of Capital Stock                                             7
  2.06  No Subsidiaries                                                        7
  2.07  Capital Stock                                                          7
  2.08  Financial Statements                                                   7
  2.09  Absence of Undisclosed Liabilities                                     8
  2.10  No Material Adverse Changes                                            8
  2.11  Absence of Certain Developments                                        8
  2.12  Title to Properties                                                   10
  2.13  Accounts Receivable                                                   11
  2.14  Tax Matters                                                           11
  2.15  Contracts and Commitments                                             13
  2.16  Intellectual Property Rights                                          14
  2.17  Litigation                                                            14
  2.18  Warranties                                                            15
  2.19  Employees                                                             15
  2.20  Employee Benefit Plans                                                15
  2.21  Insurance                                                             17
  2.22  Affiliate Transactions                                                17
  2.23  Customers and Suppliers                                               17
  2.24  Officers and Directors; Bank Accounts                                 17
  2.25  Compliance with Laws; Permits                                         18
  2.26  Environmental Matters                                                 18
  2.27  Brokerage                                                             20
  2.28  Securities Law Matters                                                20
  2.29  Disclosure                                                            20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER                          21
  3.01  Incorporation and Corporate Power                                     21
  3.02  Execution, Delivery; Valid and Binding Agreement                      21
  3.03  No Breach                                                             21
  3.04  Brokerage                                                             21
  3.05  Investment Intent                                                     21
  3.06  Validity of Common Stock                                              22

ARTICLE IV  COVENANTS OF SELLER AND THE COMPANY                               22
  4.01  Conduct of the Business                                               22
  4.02  Access                                                                24
  4.03  Regulatory Filings                                                    24
  4.04  Conditions                                                            24
  4.05  No Negotiations, etc.                                                 24
  4.06  Monthly Financial Statements                                          24

ARTICLE V  COVENANTS OF BUYER                                                 25
  5.01  Regulatory Filings                                                    25
  5.02  Conditions                                                            25
  5.03  Discharge of Company Obligations to Seller                            25
  5.04  Professional Sales Fee Obligation                                     25

ARTICLE VI  CONDITIONS TO CLOSING                                             25
  6.01  Conditions to Buyer's Obligations                                     25
  6.02  Conditions to the Obligations of Seller and the Company               28

ARTICLE VII  TERMINATION AND REMEDIES                                         29
  7.01  Termination                                                           30
  7.02  Effect of Termination                                                 30
  7.03  Dispute Resolution                                                    30
  7.04  Remedies                                                              31
  7.05  Litigation Expense                                                    31

ARTICLE VIII  ADDITIONAL AGREEMENTS                                           32
  8.01  Seller Noncompetition Agreement                                       32
  8.02  Employment Agreement                                                  32
  8.03  Employee Noncompetition Agreements                                    32
  8.04  Founders' Noncompetition Agreements                                   32
  8.05  Securities and Blue Sky Laws                                          32

ARTICLE IX  SURVIVAL; INDEMNIFICATION                                         32
  9.01  Survival of Representations and Warranties                            32
  9.02  Indemnification of Buyer                                              33

  9.03  Procedure for Indemnification of Buyer                                33
  9.04  Indemnification of Seller                                             34
  9.05  Procedure for Indemnification of Seller                               34
  9.06  Indemnification Threshold                                             34

ARTICLE X  REGISTRATION OF CERTAIN SHARES                                     35
  10.01 Filing of Registration Statement                                      35
  10.02 Filing of Amendments                                                  35
  10.03 Qualification Under Blue Sky Laws                                     35
  10.04 Registration Expenses                                                 35
  10.05 Indemnification                                                       35
  10.06 Contribution                                                          37
  10.07 Reports under Exchange Act                                            37

ARTICLE XI  MISCELLANEOUS                                                     38
  11.01 Press Releases and Announcements                                      38
  11.02 Expenses                                                              38
  11.03 Further Assurances                                                    38
  11.04 Amendment and Waiver                                                  38
  11.05 Notices                                                               38
  11.06 Assignment                                                            39
  11.07 Severability                                                          39
  11.08 Complete Agreement                                                    39
  11.09 Counterparts                                                          39
  11.10 Governing Law                                                         39


EXHIBITS

A. Identity of Founders; Allocation of Founders' Consideration and Payments Under Founders' Noncompetition Agreements
B.   Letter Agreements Setting Forth the Founders' Compensation Rights
C.   Disclosure Schedules
D.   Financial Statements of the Company
E. Identity of Certain Key Customers, Prospective Customers, Specifying Agencies, Vendors and Key Suppliers of the Company
F.   Identity of Key Employees; Allocation of Payment for Noncompetition
     Agreements
G.   Form of Seller Employment Agreement

                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT

     This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of September 5, 1997, is made and entered into by and among Norstan, Inc., a Minnesota corporation (the "Buyer"), Vadini, Inc., a North Carolina corporation d/b/a PRIMA Consulting Inc. (the "Company") and Michael A. Vadini, a resident of the State of North Carolina (the "Seller").

                             W I T N E S S E T H:

     WHEREAS, Seller owns one hundred (100) shares of common stock, no par value, of the Company, constituting all the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares");

     WHEREAS, Seller, Buyer and the Company entered into a Stock Purchase Agreement, dated September 5, 1997 (the "Prior Agreement"), pursuant to which Buyer agreed to purchase the Shares on the terms and subject to the conditions set forth in the Prior Agreement;

     WHEREAS, the Company expects to obtain substantial benefits from becoming a part of the Norstan organization;

     WHEREAS, the persons identified in a listing to be delivered by Seller to Buyer no later than five business days prior to the Closing Date and attached hereto as Exhibit A (the "Founders") hold certain compensatory rights (the "Founders' Compensation Rights") specified in letter agreements by and between the Company and each Founder, copies of which are attached hereto as Exhibit B; and

     WHEREAS, Seller, Buyer and the Company desire to amend and restate the Prior Agreement to make certain agreed upon changes and corrections.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                              A G R E E M E N T:

                                  ARTICLE I

                          SALE OF SHARES AND CLOSING

     1.01 Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement.

     1.02 Purchase Price. As and for the purchase price of the Shares (the "Purchase Price") herein provided to be sold by Seller to Buyer, Buyer agrees to pay, and Seller agrees to accept, subject to adjustment pursuant to Sections
1.04 and 1.06 hereof, an aggregate of Thirteen Million Three Hundred Thousand Dollars ($13,300,000), payable in the manner provided in Section 1.03.


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


     1.03 The Closing; Payment of Purchase Price, and Founders' Compensation.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Maslon Edelman Borman & Brand, LLP, 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 9:00 a.m. on September 30, 1997 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to Buyer and Seller. At the Closing, Seller will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all liens, by delivering to Buyer stock certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank. Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI hereof.

          (b) The Purchase Price payable hereunder by Buyer for the Shares herein provided to be sold and the Founders' Compensation (as defined below) shall be payable as follows:

              (i) Buyer shall pay to Seller at the Closing the sum of $9,975,000 by wire transfer of immediately available funds to an account designated by Seller.

              (ii) Buyer shall pay to Seller the sum of $3,325,000 in the form of certificates representing unregistered shares of Buyer's common stock, $.01 par value per share (the "Common Stock") in a share denomination equal to the quotient derived by dividing $3,325,000 by the average closing price for the Common Stock on the Nasdaq National Market System during the twenty trading days ending on the earlier of the date of the parties' mutual public announcement of the transactions contemplated hereby in accordance with Section 11 hereof or the business day immediately preceding the Closing Date (the "Average Price"), of which Shares equal to $2,475,000 (valued at the closing price for the Common Stock on the Nasdaq National Market System on the business day immediately preceding the Closing Date) shall be paid pursuant to Section 1.03(b)(iii) below and the remaining Shares (the "Primary Shares") shall be paid to Seller at Closing. In no event shall Buyer have any obligation to issue any fractional shares of Common Stock. The value of any remaining fractional share, determined with reference to the Average Price, shall be paid to Seller at the Closing in the manner set forth in Section 1.03(b)(i). The Primary Shares shall be subject to the provisions of Article X hereof pertaining to registration under the Securities Act of 1933, as amended (the "Securities Act").

              (iii) The sum of $2,475,000 shall be payable to Seller on the Closing Date by Buyer's delivery of the Escrow Shares (as defined in Section 1.05) as provided in Section 1.05 hereof. The Escrow Shares shall be subject to the provisions of Article X hereof pertaining to registration under the Securities Act.

              (iv) Up to an additional $3,500,000 of Purchase Price and compensation shall be payable pursuant to Section 1.04 hereof.

              (v) Buyer shall pay to the Founders on January 2, 1998 an aggregate of $9,000,000, allocated among the Founders in the manner set forth in Exhibit A hereto, by certified funds delivered to the Founders.

              (vi) Buyer shall pay to the Founders on January 2, 1998 the sum of $3,000,000 in the form of certificates representing unregistered shares of Buyer's Common Stock (the

"Founders' Shares") issued to the Founders in the share denominations described in Exhibit A hereto. The aggregate number of Founders' Shares to be issued by Buyer hereunder shall be equal to the quotient derived by dividing $3,000,000 by the Average Price; provided, however, that in no event shall Buyer have any obligation to issue any fractional shares of Common Stock. The value of any fractional shares to which the Founders are otherwise entitled, determined with reference to the Average Price, shall be paid to the Founders in cash in the manner described in Section 1.03(b)(v). The payments to be made pursuant to Sections 1.03(b)(v) and 1.03(b)(vi) shall be referred to collectively as the "Founders' Compensation."

          (vii) Buyer may withhold from the Founders' Compensation all federal, state, city or other taxes as Buyer is required to withhold pursuant to any law or government regulation or ruling.

     1.04 Earn-Out Consideration

          (a) Seller and certain employees identified by Seller (or his successor in the event of Seller's death, disability (as defined below) or
termination (a "Successor")) in his sole discretion (the "Employees")   shall
also be entitled to additional Purchase Price and compensation, respectively, not to exceed $3,500,000 in the aggregate, (the "Earn Out Consideration") if:
(i) from Closing through, April 30, 1998, the Company's Net Operating Profit (as defined below) exceeds $4,116,000; (ii) for the twelve month period ended April 30, 1999, the Company's Net Operating Profit exceeds $10,151,000; and (iii) for the twelve month period ended April 30, 2000, the Company's Net Operating Profit exceeds $14,000,000 (each such fiscal period is referred to herein as a "Contract Period" and the amount which Net Operating Profit must exceed in any Contract Period is referred to herein as a "Benchmark").

          (b) No later than 60 days after the end of Buyer's fiscal year, Buyer will pay to the Seller on behalf of Seller and the Employees, the Earn Out Amount (as defined below). The "Earn Out Amount" shall mean an amount equal to the difference between the amount by which Net Operating Profit exceeds the Benchmark for such Contract Period until such time as Buyer has paid an aggregate of $500,000 of Earn-Out Consideration to Seller hereunder, and thereafter shall mean that portion of the Earn Out Consideration that is equal to such difference multiplied by 50%.

        The Benchmark and the Ceiling (as defined below) for the second and third Contract Period shall be adjusted, upward or downward as the case may be, as follows: (i) if Net Operating Profit for a Contract Period exceeds the Ceiling for such Contract Period then the Benchmark and Ceiling for the following Contract Period shall be decreased by the difference between the Net Operating Profit and the Ceiling for the prior Contract Period; (ii) if Net Operating Profit for a Contract Period is less than the Benchmark for such Contract Period then the Benchmark and the Ceiling for the following Contract Period shall be increased by the difference between the Benchmark and the Net Operating Profit for the prior Contract Period; and (iii) if Net Operating Profit in any Contract Period is less than the Ceiling for such Contract Period but greater than the Benchmark for such Contract Period then no adjustment shall be made to the Benchmark or Ceiling for the following Contract Period. "Ceiling" shall mean $4,616,333 for the first Contract Period, $12,151,700 for the second Contract Period and $18,000,000 for the third Contract Period.

     In no event, however, will Seller and the Employees receive cumulative Earn Out Consideration in excess of $3,500,000. One-half of the Earn Out Consideration shall be paid by wire transfer in immediately available funds to an account designated by the Seller and one-half of the Earn-Out Consideration shall be paid by certified check to the Employees in the proportionate amounts designated by Seller. If any Earn Out Consideration is payable on a date on which banks in the State of Minnesota are not generally open for business, such Earn Out Consideration shall be paid on the next succeeding business day.

          (c) As used herein, "Net Operating Profit" shall mean the net earnings of the Company, before all state and federal income and franchise taxes, computed in accordance with generally accepted accounting principles at the time of and during the periods reported on in the Annual Financial Statements, except that the following additional provisions shall apply to the computation of Net Operating Profit for purposes of this Agreement:

              (i) The costs of the transactions contemplated by this Agreement, which include, without limitation, any costs, charges or expense for professional services rendered in connection with this Agreement, shall be excluded from the computation.

              (ii) Any charge or expense for the amortization of goodwill arising out of the fact that Buyer has purchased the Shares or charge or expense for the amortization of the noncompetition agreements referenced in Section 8 shall be excluded from the computation.

              (iii) Allocated Buyer expenses, including but not limited to general and administrative expenses, shall be excluded from the computation except to the extent to which Seller (or his Successor) elects to use a specific corporate service, benefit, or expense, in which case, the Company will incur similar charges for purposes of calculating its Net Operating Profit hereunder.

              (iv) Costs and expenses associated with geographic expansion of the Company beyond its existing business plan and initiated at the request of Buyer will be included or excluded from the computation based upon the good faith negotiation of representatives of Buyer and Seller.

         (d) Buyer shall deliver to Seller not later than twenty (20) calendar days before the date the Earn Out Consideration is payable, a written calculation of the Earn Out Consideration for the prior Contract Period, along with an income statement and relevant work sheets for the period and the payment required. In the event that Seller does not object to the Earn Out Consideration calculation by written notice of objection delivered to Buyer within twenty (20) calendar days after his receipt of such calculation, income statement, and relevant work papers, setting forth objections thereto in reasonable detail, then the Earn Out Consideration as calculated by Buyer shall be deemed conclusive and binding. If Seller does so object, then Buyer and Seller shall promptly endeavor in good faith to agree upon all disputed matters. In the event that a written agreement resolving the dispute has not been reached within twenty (20) calendar days after one party's receipt of the other party's notice of objection, then the dispute with respect to the calculation of the Earn Out Consideration shall be resolved in accordance with Section 7.03 hereof.

          (e) Buyer may withhold from the Earn-Out Consideration payable to the Employees all federal, state, city or other taxes as Buyer is required to withhold pursuant to any law or government regulation or ruling.

          (f) In the event Seller dies, becomes disabled (as defined in the Seller Employment Agreement), voluntarily terminates his employment or his employment is involuntarily terminated for Cause (as defined in the Seller Employment Agreement) prior to April 30, 2000, the amount to which Seller would have otherwise been entitled shall be prorated through the date of such death, disability or termination.

     1.05 Escrow Shares. On the Closing Date, Buyer shall deliver the sum of $2,475,000 in the form of certificates representing shares (the "Escrow
Shares") of its Common Stock, into an escrow account (the "Escrow Account") to be established for the benefit of Buyer as security for the performance of Seller's indemnification obligations hereunder. The escrow of Escrow Shares shall be made pursuant to the terms of an escrow agreement to be entered into by and among Buyer, Seller and an escrow agent (the "Escrow Agent") to be mutually acceptable to Seller and Buyer, in a form mutually and reasonably acceptable to Buyer and Seller (the "Escrow Agreement"). The number of Escrow Shares to be issued by Buyer hereunder (the "Indemnification Escrow Shares") shall be equal to the quotient derived by dividing the sum of $1,500,000 (the "Indemnification Escrow") and $975,000 (the "Purchase Price Adjustment Escrow") by the closing price for the Common Stock on the Nasdaq National Market System on the business day immediately preceding the Closing Date, rounded to the nearest whole share. Upon consummation of the Closing, Seller and the Founders when and to the extent any Founders' Shares are delivered to the Escrow Agent shall become shareholder(s) of Buyer with respect to the Escrow Shares and shall have all of the rights of a shareholder with respect to all such shares, including the right to vote such Escrow Shares and to receive all dividends and other distributions paid with respect thereto; provided, however, that during the term of the escrow, neither Seller nor the Founders shall sell, transfer, pledge, hypothecate or otherwise encumber any Escrow Shares. Subject to the terms and conditions of the Escrow Agreement, Seller shall be entitled to delivery of certificates representing that portion of the Escrow Shares attributable to the Purchase Price Adjustment Escrow (the "Purchase Price
Escrow Shares") in accordance with the provisions of Section 1.06 hereof.
Seller and the Founders to the extent any Founders' Shares are delivered to the Escrow Agent shall be entitled to delivery of certificates representing that portion of the Escrow Shares attributable to the Indemnification Escrow (the "Indemnification Escrow Shares") eighteen months after the Closing Date, subject to a pro rata holdback of Indemnification Escrow Shares then equal in value to (i) 130 percent of any then existing indemnification claims as measured by the closing sale price for the Common Stock eighteen months after the Closing Date or the next succeeding trading day if such date is not a day on which the Common Stock trades less (ii) the amount of the Indemnification Threshold as defined in Section 9.06 which has not been applied against prior indemnification claims.

     1.06 Purchase Price Adjustment. As soon as practicable but in no event later than thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet prepared as of the Closing Date in accordance with generally accepted accounting principles, consistently applied, together with the unqualified audit report of Arthur Andersen LLP (the "Closing Balance Sheet"). If the Adjusted Shareholder's Equity of the Company on the Closing Date is less than $975,000 ("Minimum Shareholder's Equity"), the amount of the Purchase Price shall be reduced, on a dollar-for-dollar basis, for the amount of such deficiency (the "Purchase Price Adjustment"). For purposes of this Section 1.06, "Adjusted Shareholder's Equity" shall mean total Shareholder's Equity as set forth on the Closing Balance Sheet plus the sum of:
(i) the amount of the liability reflected on the Closing Balance Sheet with respect to the Founders' Compensation Rights and (ii) the Professional Sales Fee Obligation (as defined in Section 5.04). Pursuant to the terms and conditions of the Escrow Agreement, upon the determination of the Purchase Price Adjustment, if any, Buyer shall deliver notice thereof to the Escrow Agent with instructions to release to Buyer the number of Purchase Price Escrow Shares represented by the Purchase Price Adjustment (valued at the closing price for the Common Stock on the Nasdaq National Market System on the business day immediately preceding the Closing Date) and to deliver to Seller certificates representing the remaining Purchase Price Escrow Shares, if any.

                                  ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

     Seller and the Company hereby jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule to be delivered by Seller to Buyer no later than five business days prior to the Closing Date and to be attached as Exhibit C hereto (the "Disclosure Schedule"), which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II under captions referencing the Sections to which such exceptions apply:

     2.01 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business in the States of Ohio, Pennsylvania, Virginia and South Carolina, which constitute all jurisdictions in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business, assets, properties, condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect").

     2.02 Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement by Seller and the Company, and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on their part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been and the other agreements to be executed pursuant hereto by Seller will be at Closing duly executed and delivered by Seller and constitutes or at Closing will constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms.

     2.03 No Breach. Except as set forth in Schedule 2.03, the execution, delivery and performance of this Agreement and each Related Agreement (as defined in Section 6.01) to be executed by Seller in connection herewith and the consummation by Seller or the Company of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of Seller or the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Company is subject.

     2.04 Governmental Authorities; Consents. Neither Seller nor the Company is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by them of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Seller or by the Company in connection with their execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     2.05 Ownership of Capital Stock. Seller owns, beneficially and of record, all right, title and interest in and to the Shares free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind, and, on the Closing Date, the delivery by Seller of certificates in the manner set forth in Section 1.03(a) hereof will transfer good and valid title to the Shares to Buyer, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind.

     2.06 No Subsidiaries. The Company has no ownership interest in any corporation, partnership, joint venture or any other entity of any kind or nature whatsoever.

     2.07 Capital Stock. The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value, of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned beneficially and of record by Seller, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. All of the shares of the Company's Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

     2.08 Financial Statements.   Attached hereto as Exhibit D are (a) the
unaudited financial statements of the Company as of October 31, 1996, including a balance sheet and statements of operations, shareholder's equity and cash flows for the year then ended and notes thereto (the "Annual Financial Statements") and (b) unaudited balance sheets, statements of operations, shareholders' equity and cash flows of the Company for each month ended thereafter through and including July 31, 1997 (such statements shall be referred to herein as the "Latest Financial Statements" and the balance sheet as of July 31, 1997 as the "Latest Balance Sheet"). Except for the failure to give effect to the Founders' Consideration and as otherwise set forth on Schedule 2.08, the Latest Financial Statements and the Annual Financial Statements are true and correct, based upon the information contained in the books and records of the Company, and fairly present the financial condition of the Company as of the dates thereof and, as applicable, the results of its operations and its cash flows for the periods referred to therein. Except for the failure to give effect to the Founders' Consideration and as otherwise set forth on Schedule 2.08, the Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period. Except for (i) the absence of notes and prior period comparative data, (ii) the failure to give effect to the Founders' Consideration, and (iii) as otherwise set forth on Schedule 2.08, the Latest Financial Statements have been prepared in accordance with generally accepted accounting principles consistent with the Annual Financial Statements and reflect all adjustments necessary to a present fairly the financial position, results of operations and the cash flows of the Company for the interim period(s) presented.

     In addition to, and not in lieu of, the foregoing, upon delivery of the Audited Annual Financial Statements required pursuant to Section 6.01(m) hereof, Seller and the Company shall be deemed to jointly and severally represent and warrant that such Audited Annual Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared from the books and records of the Company, (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior years, and (iv) fairly present in all material respects the financial position of the Company at October 31, 1996 and the results of its operations and the changes in its shareholder's equity and its cash flows for the year then ended.

     2.09 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.09.

     2.10 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change, individually or in the aggregate, in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company (a "Material Adverse Change").

     2.11 Absence of Certain Developments. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), the Company has not:

          (a) borrowed any amount or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business, (iii) the Performance Bonus, (iv) the Professional Sales Fee Obligation and (v) as set forth on Schedule 2.11(a);

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like.

          (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, or canceled any debts or claims, in each case, except in the ordinary course of business;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than Buyer, authorized representatives of Buyer and authorized representatives of Seller, any proprietary confidential information, including without limitation information, in whatever form maintained or recorded, pertaining to inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, client information, financial information, business processes and methodology, and any other technical and business information of the Company which is of a confidential, trade secret or proprietary character, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such proprietary confidential information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 2.11 and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "Insider" (as defined in Section 2.22 hereof) other than (i) the transactions contemplated by this Agreement, (ii) employment arrangements otherwise disclosed in this Agreement, (iii) the Professional Sales Fee Obligation, or (iv) as set forth on Schedule 2.11(j);

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) except as provided in Sections 4.01(c) and 5.04, respectively, concerning the Performance Bonus and the Professional Sales Fee Obligation, made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee (exclusive of increases made or granted to employees in the ordinary course of business) or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any capital expenditures or commitments therefor except for transactions in the ordinary course of business, not to exceed $10,000 individually and $50,000 in the aggregate;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons, other than advances made to employees in the amounts and on the terms set forth on Schedule 2.11(n) (which advances shall not exceed $75,000 in the aggregate);

          (o) made any charitable contributions or pledges; or

          (p) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

     2.12 Title to Properties.

          (a) The Company owns no real property.

          (b) The real property leased by the Company (the "Leased Property") constitutes all of the real property used or occupied by the Company and is sufficient for the conduct of the Company's business as now conducted or as presently proposed to be conducted.

          (c) The leases ("Leases") of the Leased Property are described in
Schedule 2.12 and each is in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth in Schedule 2.12. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default as to monetary matters nor in material default as to non-monetary matters, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

          (d) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current taxes not yet
due and payable, (ii) liens set forth under the caption referencing this Section
2.12 in the Disclosure Schedule, (iii) the properties subject to the Leases,
(iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, and (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen.

          (e) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary
for the conduct of its business.   SELLER AND THE COMPANY HEREBY DISCLAIM ALL
WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT, WITH RESPECT TO SUCH BUILDINGS, MACHINERY, EQUIPMENT AND OTHER TANGIBLE ASSETS.

          (f) The Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and neither Seller nor the Company have received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Leased Properties, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect on the Company.

          (g) Neither Seller nor the Company has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Company's leasehold interest in the Leased Properties, and there are no such present assessments.

     2.13 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable to be reflected on the Closing Balance Sheet are valid receivables for work performed, are not subject to valid disputes, counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Schedule under the caption referencing this Section 2.13, and except to the extent of the bad debt reserves reflected on the Latest Balance Sheet or the Closing Balance Sheet, as the case may be.

     2.14 Tax Matters.

     Except as set forth under the caption referencing Section 2.14 hereof in the Disclosure Schedule:

          (a) Each of (i) the Company, (ii) any affiliated, combined or unitary group of which the Company or any such subsidiary is or was a member for purposes of any Taxes (as defined below), and (iii) any Plans (as defined in Section 2.20 hereof) has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Company prior to the Closing (collectively, the "Returns");

          (b)  as of the time of filing, the Returns:

               (i) correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein;

               (ii) constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations, in all material respects, of the Tax liabilities for the periods covered; and

               (iii) accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

          (c) the Company has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed;

          (d) the Company has established a reserve (in accordance with generally accepted accounting principles) on the Latest Balance Sheet for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

          (e) the charges, accruals and reserves for Taxes reflected on the Closing Balance Sheet are adequate to cover the Tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof;

          (f) the Company is not delinquent in the payment of any Taxes nor has the Company requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

          (g) no deficiency for any Taxes has been proposed, asserted or assessed against the Company (or any member of any affiliated or combined group of which the Company is or has been a member for which the Company could be liable for Taxes);

          (h) the Company has not granted any extension of the limitation period applicable to any Tax claims and nor has the Company waived any such limitation period;

          (i) the Company is not, nor has the Company been a party to any tax sharing agreement with any corporation which, as of the Closing, is not a member of the affiliated group of which the Company is a member;

          (j) the Company has not made any election under either Section 341(f) or Section 1362(a) of the Code;

          (k) the Company has not, for the five (5)-year period preceding the Closing, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

          (l) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement.

          (m) "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

     2.15 Contracts and Commitments.

          (a) The Disclosure Schedule, under the caption referencing this
Section 2.15, lists each of the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 2.20 hereof in the Disclosure Schedule;
(iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 2.20 hereof in the Disclosure Schedule; (iv) stock purchase or stock option plans; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement;
(vii) contract, agreement or understanding relating to the voting of Common Stock or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) not terminable by it on 30 days' or less notice without penalty; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) contract for the distribution of the Company's products (including any distributor, sales and original equipment manufacturer contract); (xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed under the caption referencing Section 2.16 hereof in the Disclosure Schedule; (xix) contract or commitment for capital expenditures; (xx) agreement for the sale of any capital asset; (xxi) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxii) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

          (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this Section 2.15 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 2.15 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     2.16 Intellectual Property Rights. The Disclosure Schedule describes under the caption referencing this Section 2.16 a complete listing of each patent, trademark, trade name, service mark, copyrighted work and registrations thereof and applications therefor, and all licenses, sublicenses and agreements with respect thereto, used or licensed by or to the Company, to which the Company is a party (the "Listed Intellectual Property"), which together with the Company's trade secrets and proprietary know-how (collectively, the "Intellectual Property") constitutes all intellectual property used in, developed for use in or necessary for the conduct of the Company's business as
presently conducted or as presently proposed to be conducted.   The Company
owns and possesses all right, title and interest, or holds a valid license in the Listed Intellectual Property and, to the best knowledge of Seller and the Company, in the Company's trade secrets and proprietary know-how. The Disclosure Schedule describes under the caption referencing this Section 2.16 all Intellectual Property that has been licensed to third parties and all Intellectual Property that has been licensed from third parties. The Company has not received any notice of, nor are there any facts known to the Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property; no claim by any third party contesting the validity of the Intellectual Property has been made, is currently outstanding or, to the best knowledge of Seller, is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties; and, to the best knowledge of Seller and the Company, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products or services currently being sold by the Company or with respect to the conduct of the Company's business as now conducted.

     2.17 Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.17, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     2.18 Warranties. The Disclosure Schedule summarizes under the caption referencing this Section 2.18 all claims outstanding, pending or, to the best knowledge of the Seller, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The description of the Company's product and service warranties set forth under the caption referencing this Section 2.18 is correct and complete. Except as set forth in Schedule 2.18, the reserves for warranty claims on the Latest Balance Sheet and the Closing Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products or services of the Company sold prior to the date thereof.

     2.19 Employees. Except as set forth in Schedule 2.19: (a) to the best knowledge of Seller and the Company, no executive employee of the Company and no group of the Company's employees has any plans to terminate his or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor are the Seller and the Company aware of any facts that would give rise to such a claim; (e) to the best knowledge of Seller and the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company has any claim with respect to any of the Intellectual Property set forth under the caption referencing Section 2.16 hereof in the Disclosure Schedule.

     2.20 Employee Benefit Plans.

          (a) Under the caption referencing Section 2.20 hereof in the Disclosure Schedule, the Company has listed all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Company (collectively, the "Plans"), and no trust funds are so maintained in connection with any employee welfare benefit plan. The Company has delivered or made available to Buyer a true, correct and complete copy of each of the Plans identified on such list. As to each of such Plans that is funded, the Company has delivered or made available to Buyer a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is an accurate description of the financial status of the subject employee benefit plan, and there have been no adverse changes in the financial status of any such Plans since the date of the most recent report provided with respect thereto.

          (b) Under the caption referencing Section 2.20 hereof in the Disclosure Schedule, the Company has also specifically identified each of the Plans that is represented to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each of the Plans so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of
Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on the Disclosure Schedule under the caption referencing Section 2.21 hereof, the Internal Revenue Service (the "IRS") has issued a favorable letter of determination with respect to the plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each of such Plans is and has been operating in compliance with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations. The Company has delivered or will deliver prior to Closing a true, correct and complete copy of all letters of determination with respect to all such Plans as amended to date.

          (c) The Company does not now maintain or contribute to, nor, except as set forth under the caption referencing Section 2.20 in the Disclosure Schedule, has the Company at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth under the caption referencing Section 2.20 in the Disclosure Schedule, all contributions payable to any of the Plans for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

          (d) The Company has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or Buyer of any excise tax under Sections 4971 through 4980B, inclusive, and
Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the Latest Financial Statements.

          (e) The Company has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency, federal, state and local (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and SEC) with respect to each of the Plans; and the Company delivered or made available to Buyer all records with respect to the Plans as are required for their proper administration and proper continued reporting and disclosure; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and (iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

          (f) The Company is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

          (g) There are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Company nor are there any persons who are anticipated to become leased employees with the passage of time.

          (h) The Company does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

          (i) The Company has complied in all respect with the "COBRA" requirements of Section 4980B of the Code.

          (j) There are no actions, suits or claims pending or threatened with respect to any of the Plans other than routine claims for benefits.

          (k) Neither the Company nor any of its directors, officers, employees or other "fiduciaries," as that term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject the Company, any of its subsidiaries, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any other applicable law.

     2.21 Insurance. The Disclosure Schedule, under the caption referencing this Section 2.21, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

     2.22 Affiliate Transactions. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.22, and other than pursuant to this Agreement, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this
Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.23 Customers and Suppliers. The Disclosure Schedule, under the caption referencing this Section 2.23, lists the 20 largest customers and 10 largest suppliers of the Company (collectively the "Key Customers and Suppliers") for the fiscal year ended October 31, 1996, and for the nine-month period ended July 31, 1997. Since the Balance Sheet Date, no Key Customer or Supplier has terminated or decreased, or has indicated to the Company that it will terminate or decrease the rate of business done with the Company, such that the actual or potential termination or decrease in the rate of business done with the Company individually by any such Key Customer or Supplier or in the aggregate by all such Key Customers or Suppliers constitutes a Material Adverse Effect on the business of the Company.

     2.24 Officers and Directors; Bank Accounts. The Disclosure Schedule, under the caption referencing this Section 2.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

     2.25 Compliance with Laws; Permits.

          (a) Except as set forth on Schedule 2.25, the Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, except for those laws with respect to which the failure to comply would not have a Material Adverse Effect on the business of the Company or the Leased Properties, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. Except as set forth on Schedule 2.25, the Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Company's properties, assets and business. Except as set forth on Schedule 2.25, the Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Leased Properties.

          (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 2.26(c) hereof) except for such licenses, permits and certificates as to which a failure to hold will not have a Material Adverse Effect on the business of the Company (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 2.25 in the Disclosure Schedule. Except as set forth on Schedule 2.25, the Company has conducted its business in compliance with all material terms and conditions of the Permits.

          (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

          (d) In particular, but without limiting the generality of the foregoing, except as set forth on Schedule 2.25, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety, except for willful violations or liabilities which, in the aggregate, will not have a Material Adverse Effect on the business of the Company.

     2.26 Environmental Matters.

          (a) As used in this Section 2.26, the following terms shall have the following meanings:

              (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

              (ii) "Environmental Laws" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

              (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) The Company and the Leased Properties are in material compliance with all applicable Environmental Laws.

          (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Leased Properties (collectively, the "Environmental Permits"). A copy of each such Environmental Permit has been provided by Seller to Buyer on the date hereof which shall be at least 14 days prior to the Closing. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26: (i) the Company has not generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company or the Leased Properties any Hazardous Materials, and (ii) to the best knowledge of Seller and the Company, neither the Leased Properties nor any improvements thereon, contain any Hazardous Materials.

          (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26, the Company has not received notice alleging in any manner that the Company is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

          (f) Except for customary and usual expenditures incurred by businesses in the Company's industry, no expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Leased Properties in a manner consistent with the current operation thereof by the Company.

          (g) To the best knowledge of Seller and the Company, neither the Company nor any of the Leased Properties are or have been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) Seller has disclosed and delivered to Buyer all environmental reports and investigations which the Company or Seller have obtained or ordered with respect to the business of the Company and the Leased Properties.

          (i) To the best knowledge of Seller and the Company, no part of the business of the Company or the Leased Properties have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) No lien has been attached or filed against the Company or the Company's interest in the Leased Properties in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

     2.27 Brokerage. Except for the Professional Sales Fee Obligation described in Section 5.04 hereof, no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company. On the Closing Date, the Company shall not be indebted to McManus, Dosen & Co. for all or any portion of the Professional Sales Fee Obligation and the Company's indebtedness to McManus, Dosen & Co. shall not exceed $15,000 on the Closing Date and an aggregate of $15,000 in connection with the transactions.

     2.28 Securities Law Matters. Seller represents that he has received and reviewed to his full satisfaction, an annual report to shareholders of Buyer for the fiscal year ended April 30, 1997 and the annual report of Buyer on Form
10-K for the fiscal year ended April 30, 1997.   Additionally, Seller
represents that he has received and reviewed to his full satisfaction that certain Information Statement of Buyer relative to the issuance of Common Stock hereunder. Additionally, Seller acknowledges that prior to executing this Agreement, he has had the opportunity to ask questions and receive answers from Buyer concerning the terms and conditions of the issuance of Common Stock hereunder, and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished pursuant to this Section 2.28.

     2.29 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any document delivered by or on behalf of Seller or the Company to Buyer in connection with the transactions contemplated by this Agreement, nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.08 hereof, nor the disclosures pertaining to Seller or the Company contained in the Information Statement distributed to Seller and the Founders, contain any untrue statement of a material fact regarding Seller or the Company or its business or any of the other matters dealt with in this
Article II relating to the Company or the transactions contemplated by this Agreement or fail to state any material fact necessary to make the statements contained herein or therein not misleading.

     2.30 No Additional Representation and Warranties. Neither Seller nor the Company shall be deemed to have made to Buyer any representation or warranty other than the representations and warranties set forth in this Article II. Without limiting the generality of the foregoing and notwithstanding any provision to the contrary contained in this Agreement, neither Seller nor the Company makes any representation or warranty with respect to any projections, estimates or budgets heretofore delivered or made available to Buyer of future revenues, expenses or results of operations of the Company.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller and the Company that:

     3.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     3.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not (a) conflict with or result in the violation of the Articles of Incorporation or Bylaws of Buyer or (b) conflict with or result in a breach of any judgment, decree, law or order applicable to Buyer.

     3.04 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer other than the fees and expenses of Dain Bosworth Incorporated, which fees and expenses will be paid by Buyer.

     3.05 Investment Intent. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

     3.06 Validity of Common Stock. The shares of Common Stock to be issued by Buyer to Seller and the Founders pursuant to Sections 1.03(b)(ii) and 1.03(b)(vi) have been duly authorized, and upon issuance, delivery and payment therefor will be validly issued, fully paid and nonassessable.

                                  ARTICLE IV

                     COVENANTS OF SELLER AND THE COMPANY

     4.01 Conduct of the Business. Seller agrees to cause the Company and the Company agrees to observe each term set forth in this Section 4.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a) The business of the Company shall be conducted only in, and neither Seller nor the Company shall take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets except in the ordinary course of business and excluding, for such purposes, the transfer to Seller, without consideration, of the Company's memberships in Piper Glen Country Club and the Carolina Panther PSLs, to the extent that such memberships are not transferred prior to the Closing Date, such memberships will be transferred after the Closing Date to Seller; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities of the Company;
(vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) sell, convey or otherwise transfer title to accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(b);

          (c) The Company shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary or benefits increases, severance or termination pay to, any officers, directors, employees or consultants, except for: (i) increases in compensation paid to employees granted in the ordinary course of business, and (ii) a performance bonus (the "Performance Bonus") payable by the Company to Seller on the Closing Date in an amount equal to the excess, if any, of Adjusted

Shareholder's Equity over Minimum Shareholder's Equity, after giving effect to the income tax benefit attributable to the Performance Bonus.


          (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) Each of the Seller and the Company shall (i) use their best efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Seller and the Company in this Agreement untrue at the Closing; (iv) notify Buyer of any (A) emergency or other event involving the Company's business or the operation of the Leased Properties which may have a Material Adverse Effect on the business, operations or financial condition of the Company or Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement, (B) change in the normal course of the Company's business or in the operation of the Company's properties, and (C) governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would have a Material Adverse Effect or would be material to the Company's, Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller or the Company shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect;

          (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Buyer; and (iv) not amend any Return; and

          (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 2.11.

     4.02 Access. Between the date hereof and the Closing Date, Seller and the Company shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the workpapers of Arthur Andersen LLP and McManus, Dosen & Co., the Company's independent accountants, relating to work done by such firms with respect to the Company for each of the fiscal years ended October 31, 1994, 1995, and 1996, and for all periods thereafter, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, representatives of Buyer and the Company shall jointly meet with those Key Customers and Suppliers, prospective customers, vendors and prospective suppliers of the Company identified in a listing (the "Listed Customers and Suppliers") to be delivered by Seller to Buyer and acceptable to Buyer no later than five business days after the date hereof and attached hereto as Exhibit E. Both Seller and the Company shall cooperate fully with Arthur Andersen LLP in connection with their audits of the Closing Balance Sheet and the Audited Annual Financial Statements.

     4.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Seller and the Company shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. Seller and the Company will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

     4.04 Conditions. Seller and the Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     4.05 No Negotiations, etc. Neither Seller nor the Company shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall, and shall cause the Company to, promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

     4.06 Monthly Financial Statements. From and after the date hereof and through the end of each month prior to the Closing Date, within thirty days after the end of each month, the Company will prepare and deliver to Buyer unaudited balance sheets of the Company as of the end of each such month and for the corresponding month of the preceding year, together with unaudited statements of operations reflecting the results of the Company's operations on a monthly and year to date basis and for the corresponding year to date period of the preceding year (the "Monthly Financial Statements"). Upon delivery of each Monthly Financial Statement, Seller and the Company shall be deemed, jointly and severally, to have made the same representations and warranties with respect to such Monthly Financial Statements as Seller made concerning the Latest Financial Statements and the definition of Latest Financial Statements for purposes of this Agreement shall be deemed to include such Monthly Financial Statements.

                                  ARTICLE V

                              COVENANTS OF BUYER

     Buyer covenants and agrees with Seller and the Company as follows:

     5.01 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller and the Company in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for his review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller and the Company may request in connection with all of the foregoing.

     5.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     5.03 Discharge of Company Obligations to Seller. No later than one month after the Closing Date, Buyer shall cause the Company to discharge in full the amount of the Company's indebtedness to Seller as of the Closing Date which shall in no event exceed the sum of $967,751 plus unpaid accrued interest at the rate of 12 percent per annum and any unpaid portion of the Performance Bonus.

     5.04 Professional Sales Fee Obligation. On the Closing Date, Buyer shall discharge the Company's obligation to Michael D. McManus in the amount of $500,000 (the "Professional Sales Fee Obligation") in cash by wire transfer of immediately available funds to an account designated by Michael D. McManus.

                                  ARTICLE VI

                            CONDITIONS TO CLOSING

     6.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Buyer shall have completed its due diligence examination of the Company's relationship with the Listed Customers and Suppliers and the results of such due diligence examination shall be satisfactory to Buyer in its sole discretion;

          (b) The representations and warranties set forth in Article II hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller or the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (c) Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

          (d) Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or Seller or any license, franchise or permit of or affecting the Company or Seller;

          (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company and its subsidiaries, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements executed in connection herewith (the "Related Agreements"), or (v) otherwise relating to and having a Material Adverse Effect, individually or in the aggregate, on the transactions contemplated hereby or on the Company or on the value of the Shares;

          (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, foreign or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.01(f) hereof;

          (h) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the value of the Shares;

          (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, individually or in the aggregate, has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (j) Buyer shall have received from counsel for Seller and the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel;

          (k) On the Closing Date, Seller shall have delivered to Buyer all of the following:

              (i) Certificates of Seller and the Company, each dated the Closing Date, stating that the conditions precedent set forth in subsections
(b) and (c) above have been satisfied;

              (ii) copies of the third party and governmental consents and approvals referred to in subsections (d) and (e) above;

              (iii) the stock certificate or certificates issued to Seller representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, with requisite stock transfer stamps, if any, attached;

              (iv) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

              (v) resignations (effective as of the Closing Date) from such of the Company's officers and members of the Company's Board of Directors as Buyer shall have requested prior to the Closing Date;

              (vi) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of North Carolina, and Certificates of Good Standing from the Secretary(ies) of State of the State(s) of Ohio, Pennsylvania, Virginia and South Carolina evidencing the good standing of the Company in each such jurisdiction;

              (vii) a copy of the Bylaws of the Company; along with certificates executed on behalf of the Company, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

              (viii)  an executed copy of each of the Related Agreements;

              (ix) duly executed stock powers endorsed in blank by Seller related to the shares of Buyer Common Stock to be held by the Escrow Agent;

              (x) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby;

          (l) No more than an aggregate of five percent (5%) of the Company's current employees and none of the employees designated by Buyer and identified in a listing to be delivered by Buyer to Seller no later than five business days prior to the Closing Date and attached hereto as Exhibit F (the "Key Employees") shall have either (i) terminated their employment with the Company prior to the Closing Date, (ii) refused to accept employment with Buyer, in the event such employment is offered to them, or (iii) otherwise expressed any indication of their intent not to remain in the employ of the Company following the Closing;

          (m) Seller shall have delivered to Buyer the financial statements of the Company as of October 31, 1996 and for the year then ended, including a balance sheet and statements of operations, changes in shareholder's equity and cash flows and notes to financial statements prepared in conformity with generally accepted accounting principles consistent with those used in preparation of the Annual Financial Statements, together with the unqualified audit report of Arthur Andersen LLP (the "Audited Annual Financial Statements"). The Audited Annual Financial Statements shall not reflect any material adjustments, restatements or reclassifications as compared to the Annual Financial Statements delivered to Buyer pursuant to Section 2.08 hereof;

          (n) Each of the Founders shall have executed and delivered to Buyer a Release and Waiver in a form reasonably acceptable to Buyer and Seller.

          (o) Buyer shall have received from Seller in form satisfactory to Buyer each of the Exhibits to this Agreement no later than five business days prior to the Closing Date.

          (p) Buyer shall have received the approval of its board of directors with respect to the transactions contemplated by this Agreement.

          (q) The closing price for Buyer's Common Stock on the final business day preceding the Closing Date as reported by the Nasdaq Stock Market must be at least equal to 70 percent of the Average Price.

     6.02 Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article III hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, foreign or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof;

          (f) Seller and the Company shall have received from counsel for Buyer a written opinion, dated as of the Closing Date, addressed to Seller and the Company and satisfactory to Seller's counsel;

          (g) On the Closing Date, Buyer will have delivered to Seller and the Company (i) the certificate of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) copies of third party and governmental consents and approvals referred to in subsection (c) above, (iii) a copy of each of (X) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (Y) the bylaws of Buyer, along with a certificate executed on behalf of Buyer by its corporate secretary certifying to Seller that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, (iv) an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements, (v) an executed copy of the each of the Related Agreements and (vi) such other certificates, documents and instruments as Seller reasonably requests related to the transactions contemplated hereby;

          (h) Each of the Founders shall have executed and delivered to Seller a Release and Waiver in a form reasonably acceptable to Buyer and Seller; and

          (i) The closing price for Buyer's Common Stock on the final business day preceding the Closing Date as reported by the Nasdaq Stock Market must be at least equal to 70 percent of the Average Price.

                                 ARTICLE VII

                           TERMINATION AND REMEDIES

     7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual consent of Buyer and Seller;

          (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by September 30, 1997; provided, however, that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 7.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

          (d) by Buyer if, after the date hereof, there shall have been, individually or in the aggregate, a Material Adverse Change or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such Material Adverse Change is directly caused by Buyer.

     7.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective shareholders, officers, or directors, except that Sections 11.01 and 11.02 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

     7.03 Dispute Resolution. Any dispute among the parties hereto before the Closing may be resolved by application to any court of competent jurisdiction. Any dispute among the parties hereto arising on or after the Closing Date, shall be resolved in accordance with the arbitration provisions of this Section 7.03.

          (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within twenty (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within 45 days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

          If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          (b) Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 7.03, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the American Arbitration Association's Rules for Commercial Arbitration, by three arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (c) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 7.03(c) shall not be a basis for challenging the award.

          (d) The arbitrators shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing parties. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.


          (e) Notwithstanding the foregoing, Buyer shall not be required to seek arbitration regarding any breach of the Seller Noncompetition Agreement, the Seller Employment Agreement, the Noncompetition Agreements, or the Founders' Noncompetition Agreements contemplated by Article VIII hereof.

     7.04 Remedies. It is understood that, in the event of Buyer's breach of its agreement to purchase as herein provided and, in the event of Seller's breach of his agreement to sell as herein provided or the failure of Seller or the Company (either or both) to perform the covenants set forth in this Agreement or any of the Related Agreements, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that either Buyer or Seller, as the case may be, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

     7.05 Litigation Expense. Except as set forth in Section 7.03(e), if any party hereto is made or shall become a party to any litigation commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court.

                                 ARTICLE VIII

                            ADDITIONAL AGREEMENTS

     8.01 Seller Noncompetition Agreement. On the Closing Date, Seller shall enter into a noncompetition agreement with Buyer in a form mutually and reasonably acceptable to Buyer and Seller (the "Seller Noncompetition Agreement"). Upon Seller's execution and delivery of the Seller Noncompetition Agreement, Buyer shall pay to Seller the sum of $500,000 in cash, by wire transfer of immediately available funds to an account designated by Seller.

     8.02 Employment Agreement. On the Closing Date, Seller will execute and deliver to Buyer an Employment Agreement substantially in the form attached hereto as Exhibit G.

     8.03 Employee Noncompetition Agreements. On the Closing Date, Buyer shall enter into a noncompetition agreement in a form mutually and reasonably acceptable to Buyer and Seller (the "Noncompetition Agreement") with the Key Employees (the "Employees"; each an "Employee"). Upon the execution and delivery of the Noncompetition Agreements by the Employees, Buyer shall pay to the Employees an aggregate of $700,000 in cash, by wire transfer of immediately available funds to accounts designated by the Employees or by certified check, allocated in the manner set forth on Exhibit F.

     8.04 Founders' Noncompetition Agreements. On the Closing Date, Buyer shall enter into a noncompetition agreement in a form mutually and reasonably acceptable to Buyer and Seller (the "Founders Noncompetition Agreement") with each of the Founders. Upon the execution and delivery of the Founders Noncompetition Agreements by the Founders, Buyer shall pay to the Founders an aggregate of $500,000 in cash, by wire transfer of immediately available funds to accounts designated by the Founders or by certified check, allocated in the manner set forth on Exhibit A.

     8.05 Securities and Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer's Common Stock hereunder. Seller and each of the Founders shall cooperate with Buyer's efforts and each shall agree to execute a Subscription Agreement and Letter of Investment Intent in a form mutually and reasonably acceptable to Buyer and Seller, relative to the shares of Common Stock to be issued hereunder.

                                  ARTICLE IX

                          SURVIVAL; INDEMNIFICATION

     9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and
Article III hereof shall survive the Closing for a period of eighteen (18) months following the Closing Date, except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties within the eighteen month period commencing on the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after the expiration of that period; provided, however, that claims based on fraud or intentional misrepresentation or alleged breach of the representations and warranties contained in Section 2.05 may be brought at any time prior to or after the eighteen month period commencing on the Closing Date and through the expiration of any statute of limitations governing the underlying claim and any claims based upon any alleged breach of a representation or warranty contained in Section 2.14 may be brought at any time through the expiration of any statute of limitations governing the underlying claim.

     9.02 Indemnification of Buyer. Seller agrees to defend, indemnify and hold harmless Buyer, and its officers, directors, employees, agents and shareholder from, against and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by Buyer against Seller, a third party claim against Buyer or otherwise) resulting to Buyer from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Seller made or contained in this Agreement or in any certification, list, document, exhibit or schedule delivered to Buyer under or in connection with this Agreement or the transactions contemplated herein;
(ii) all losses, costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Seller's operation of the Company prior to the Closing Date exclusive of liability amounts reflected in the Closing Balance Sheet; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections
(i) and (ii) of this Section 9.02, regardless of the merit thereof, including Buyer's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Buyer's enforcement of said rights of defense and indemnity). Seller further agrees to indemnify and hold harmless Buyer with respect to the full deductibility, for federal and state income tax purposes, of the Performance Bonus and such indemnification protection shall survive indefinitely.

     9.03 Procedure for Indemnification of Buyer.

          (a) If any action, suit or proceeding shall be commenced against Buyer or any claim, demand or assessment be asserted against Buyer in respect of which Buyer proposes to demand defense and indemnification, Buyer shall notify Seller to that effect with reasonable promptness and Seller shall thereafter have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of Seller, employment of counsel reasonably satisfactory to Buyer, and, in connection therewith, Buyer shall cooperate fully to make available to Seller all pertinent information under its control. If Seller does not promptly notify Buyer that Seller will assume the entire control of such defense, Seller shall thereafter reimburse Buyer for all of Buyer's expenses (as described herein) for such defense, as and when they are incurred; and

          (b) In the event that Buyer makes any claim against Seller under the foregoing indemnification provisions (or any others provided herein), Buyer shall notify the Escrow Agent and may assert its right to reimbursement of such amount by release of Escrow Shares pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the fair market value of the Common Stock (as evidenced by the closing sale price for the Common Stock on the trading day immediately preceding the date of release of the Escrow Shares from the Escrow Account) equal to the amount of Buyer's damages. For purposes of this Section 9.03, the amount of Buyer's damages recoverable from Seller shall be reduced by payments received by Buyer from any one or more Founders pursuant to indemnification claims relating to the same matter(s).

     9.04 Indemnification of Seller. Buyer hereby agrees to defend, indemnify and hold Seller harmless from, against and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by Seller against Buyer, a third party claim against Seller or otherwise) resulting from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Buyer made or contained in this Agreement or in any certification, list, document or exhibit delivered to Seller by Buyer under or in connection with this Agreement or the transactions contemplated herein; (ii) all costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Buyer's operation of the Company on or after the Closing Date; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections (i) and (ii) of this Section 9.04, regardless of the merit thereof, including Seller's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Seller's enforcement of said rights of defense and indemnity).

     9.05 Procedure for Indemnification of Seller. If any such action, suit or proceeding shall be commenced against Seller or any such claim, demand or assessment be asserted against Seller in respect of which Seller proposes to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall thereafter have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at its own expense, employment of counsel satisfactory to Seller and, in connection therewith, Seller shall cooperate fully to make available to Buyer all pertinent information under Seller's control. If Buyer does not promptly notify Seller that Buyer will assume the entire control of such defense, Buyer shall thereafter reimburse Seller for all of Seller's expenses (as described herein) for such defense, as and when they are incurred.

     9.06 Indemnification Threshold; Maximum Indemnification Liability. Neither Seller on the one hand, nor Buyer on the other hand, shall be obligated to indemnify the other hereunder unless and until the aggregate amount of losses, damages, costs, expenses and deficiencies incurred by the aggrieved party reaches $500,000 (the "Indemnification Threshold"), at which time the offending party shall be liable in full for all such losses, damages, costs, expenses and deficiencies incurred by the aggrieved party in excess of the Indemnification Threshold. Seller shall not be obligated under this Article IX to pay an amount in excess of the Indemnification Escrow Shares (the "Seller Maximum Indemnification Liability") and Buyer shall not be obligated under this Article IX to pay an amount in excess of $1,500,000 (the "Buyer Maximum Indemnification Liability"); provided, however, that neither the Seller Maximum Indemnification Liability nor the Buyer Maximum Indemnification Liability shall limit the offending party's liability under this Article IX for fraud or intentional misrepresentation, as for which the offending party shall not be liable for an amount greater than the Purchase Price. For purposes of this Agreement, the phrase "fraud or intentional misrepresentation" shall mean any fraudulent or intentional misrepresentation, or reckless disregard, of a material fact or condition existing on or prior to the Closing Date, or the intentional or reckless omission of a material fact or condition existing on or prior to the Closing Date. Neither the Indemnification Threshold nor the Seller Maximum Indemnification Liability shall in any way limit or reduce Seller's indemnification liability under Section 9.02 hereof with respect to the deductibility of the Performance Bonus. Buyer shall seek recovery or claims concerning the deductibility of the Performance Bonus directly against Seller and any such recovery shall not be deemed to constitute a payment against the Seller Maximum Indemnification Liability.

                                  ARTICLE X

                        REGISTRATION OF CERTAIN SHARES

     10.01 Filing of Registration Statement. On or before the 15th day following the Closing Date, Buyer shall prepare and file a registration statement on Form S-3 (or any successor form thereto) (the "Registration Statement") covering the offer and sale of the Primary Shares and the Seller's Escrow Shares (hereinafter the "Registerable Securities") with the Securities and Exchange Commission (the "SEC") pursuant to Rule 415 of the Securities Act. Buyer will use its best efforts to have the Registration Statement become effective with the SEC no later than 45 days from the Closing Date. Buyer shall keep the Registration Statement effective pursuant to Rule 415 at all times until the earlier of (a) the Registerable Securities have been disposed of thereunder or (b) two years from the date the Registration Statement is declared effective (the "Registration Period").

     10.02 Filing of Amendments. Buyer shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times through the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by Seller as set forth in the Registration Statement or prospectus supplement.

     10.03 Qualification Under Blue Sky Laws. Buyer shall use reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as Seller reasonably requests, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times through the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that Buyer shall not be required in connection therewith or as a condition thereto to (I) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.03, (II) subject itself to general taxation in any such jurisdiction, (III) file a general consent to service of process in any such jurisdiction, (IV) provide any undertakings that cause more than nominal expense or burden to Buyer or (V) make any change in its charter or bylaws.

     10.04 Registration Expenses. All expenses (other than fees and expenses of investment bankers and other than brokerage commissions) incurred in connection with registrations, filings or qualifications pursuant to this
Article X, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees and the fees and disbursements of counsel for Buyer, shall be borne by Buyer; provided, however, that Seller shall bear the fees and out-of-pocket expenses of its legal counsel and accountants and agents selected by Seller.

     10.05 Indemnification. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement:

           (a) To the extent permitted by law, Buyer (in such capacity an "Indemnifying Party") shall indemnify and hold Seller (in such capacity an "Indemnified Person") harmless against any losses, claims, damages, expenses or liabilities (collectively the "Claims") to which Seller becomes subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if Buyer files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by Buyer of the Securities Act, the Exchange Act or any state securities law or any rule or regulation (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Buyer shall reimburse Seller promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by Seller in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 10.05 shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Buyer by Seller expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person.

           (b) In connection with any Registration Statement in which Seller is participating, Seller (in such capacity an "Indemnifying Party") agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 10.05(a), Buyer, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls Buyer within the meaning of the Securities Act or the Exchange Act, and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder within the meaning of the Securities Act or the Exchange Act (each an "Indemnified Party"), against any Claim to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to Buyer by Seller expressly for use in connection with such Registration Statement; and such Seller will promptly reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 10.05(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, further, however, that Seller shall be liable under this
Section 10.05(b) for only that amount of a Claim as does not exceed the net proceeds to Seller as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

           (c) Promptly after receipt by the Indemnified Person or any Indemnified Party under this Section 10.05 of notice of the commencement of any action (including any governmental action), the Indemnified Person or such Indemnified Party shall, if a Claim in respect thereof is made against any Indemnifying Party under this Section 10, deliver to the Indemnifying Party a written notice of the commencement thereof and this Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the Indemnifying Parties; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if, in the reasonable opinion of counsel retained by the Indemnifying Party, the representation by such counsel of the Indemnified Person or Indemnified Party and the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Person or Indemnified Party under this Section 10.05, except to the extent that the Indemnifying Party is prejudiced in its ability to defend such action. The indemnification required by this Section 10.05 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

     10.06 Contribution. To the extent any indemnification provided for herein is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 10.05 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 10.05, (b) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and (c) contribution by Seller shall be limited in amount to the net amount of proceeds received by Seller from the sale of such Registrable Securities.

     10.07 Reports under Exchange Act. With a view to making available to Seller the benefits of Rule 144 or any other similar rule or regulation of the SEC that may at any time permit Seller to sell securities of Buyer to the public without registration, until such time as Seller have sold all the Registrable Securities pursuant to a Registration Statement or Rule 144, Buyer agrees to:

           (a) make and keep public information available, as those terms are understood and defined in Rule 144;

           (b) file with the SEC all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

           (c) furnish to Seller so long as Seller owns Primary Shares or Escrow Shares, promptly upon request, (i) a written statement by Buyer that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer and (iii) such other information as may be reasonably requested to permit Seller to sell such securities pursuant to Rule 144 without registration.

                                  ARTICLE XI

                                MISCELLANEOUS

     11.01 Press Releases and Announcements. Prior to the Closing Date, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of either Seller or Buyer, as the case may be, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     11.02 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees (and, in the case of Seller, the expenses of the Company)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

     11.03 Further Assurances. Buyer, Seller and the Company agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     11.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     11.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:


Notices to Buyer:               with a copy to:
----------------                --------------

Norstan, Inc.                   Maslon Edelman Borman & Brand, LLP
605 North Highway 169           3300 Norwest Center
Twelfth Floor                   90 South Seventh Street
Plymouth, MN 55441              Minneapolis, Minnesota 55402
Attention: Jerry Lehrman, Esq.  Attention: Neil I. Sell, Esq.
Telecopy:  (612)  513-4507      Telecopy:  (612) 672-8397

Notices to Seller:              with a copy to:
-----------------               --------------
Mr. Michael A. Vadini           Johnston, Allison & Hord, P.A.
2115 Rexford Road, Suite 215    P.O. Box 36469
Charlotte, NC 28226             Charlotte, NC 28236
                                Attention: Paul A. Kohut, Esq.
                                Telecopy: (704) 376-1628

                                McManus, Dosen & Co.
                                7251 Engle Road - Suite 406
                                Middleburg Heights, OH  44130
                                Attention:  Michael D. McManus
                                Telecopy:  (440) 243-8003


     11.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

     11.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.08 Complete Agreement. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     11.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     11.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 NORSTAN, INC.


                                 By    /s/ Kenneth S. MacKenzie
                                   ---------------------------------------------
                                   Its: Executive Vice President and
                                        Chief Financial Officer


                                 VADINI, INC.


                                 By    /s/   Michael A. Vadini
                                   ---------------------------------------------
                                   Its: President and Chief Executive Officer


                                 SELLER


                                    /s/ Michael A. Vadini
                                 -----------------------------------------------
                                  Michael A. Vadini